Exhibit 99.1

Galaxy Gaming Reports Q3 2019 Financial Results

LAS VEGAS, November 14, 2019 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ), a developer and distributor of casino table games and enhanced systems, announced today its financial results for the fiscal quarter and nine months ended September 30, 2019.

Financial Highlights

Q3 2019 vs. Q3 2018

•	Revenue increased 12.5% to $5,372K
•	Adjusted EBITDA increased 23.5% to $2,217K1
•	Net income per share (diluted) increased to $0.03 from $0.02

Nine Months 2019 vs. Nine Months 2018

•	Revenue increased 17.9% to $16,118K
•	Adjusted EBITDA increased 32.9% to $6,654K2
•	Net income per share (diluted) increased to $0.07 from $0.02

Balance Sheet Changes (vs. December 31, 2018)

•	Cash increased 35.9% to $8,577K
•	Total debt (gross) increased 372.4% to $48,192K due to the May 2019 stock redemption
•	Stockholders’ deficit was $(28,379)K vs. stockholders’ equity of $7,457K due to the May 2019 stock redemption

Executive Comments

“We are pleased to continue delivering double-digit growth in both revenue and Adjusted EBITDA,” said Todd Cravens, Galaxy’s President and CEO. “The new licenses we have received and are pursuing should give us the opportunity to offer more of our products in underserved markets.  However, we do not expect to realize meaningful revenue from the new license opportunities until 2020.”

[1]

Adjusted EBITDA in Q3 2019 includes adjustments of approximately $469K of legal and other expenses related to the stock redemption transaction in May 2019 and the contested proxy campaign, severance expense of $185K and rebranding expense of $83K.

[2]

Adjusted EBITDA in the nine months of 2019 includes adjustments of approximately $1,235K of legal and other expenses related to our review of strategic alternatives, the stock redemption transaction in May 2019, the contested proxy campaign, severance expense of $185K and rebranding expense of $95K.

“The third quarter showed our ability to continue to execute,” stated Harry Hagerty, Galaxy’s CFO.  “We paid down $370K in debt and still added to the cash balance.  Most importantly, just after quarter’s end we were able to sign an amendment to our credit agreement with Nevada State Bank that restructured the leverage covenants to allow us to carry the debt incurred in the redemption transaction.  The new covenants will become effective for the December 31, 2019 quarter.  For the third quarter of 2019, we were solidly in compliance with the Free Cash Flow and Senior Leverage covenants and our non-compliance with the Total Leverage covenant was waived as a result of the amendment entered into in May 2019.”

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide.  Through its iGaming partner Games Marketing Ltd., Galaxy Gaming licenses its proprietary table games to the online gaming industry.  Galaxy’s games can be played online at FeelTheRush.com.  Connect with Galaxy on Facebook, YouTube  and Twitter.

Contact:

Media:	John Strickland (702) 938-1753
Investors:	Harry Hagerty (702) 938-1740